Exhibit 99.1

HPL Names Cary Vandenberg as President and Chief Executive Officer

SAN JOSE, CALIFORNIA May 12, 2003— HPL Technologies, Inc. a leading provider of yield optimization software solutions, today announced the election of Cary Vandenberg as its President and CEO effective immediately.  Mr. Vandenberg replaces Tom Tomasetti who has been acting in an interim role since August 2002.

Mr. Vandenberg, most recently served as vice president of strategic business development for Communicant Semiconductor Technologies AG, a specialized foundry focused on SiGe and LDMOS technologies.  Previously, Mr. Vandenberg was president and CEO of Sequencia, Inc. a provider of enterprise and plant floor, supply chain software and service solutions.  Formerly, he was president of Jenoptik INFAB InTrack, Inc., a supplier of automation solutions to semiconductor manufacturers.  He also served for ten years at PROMIS Systems Corporation and was vice president of international sales and operations.  PROMIS was a leading supplier of software and services to the semiconductor industry.

“Cary joins HPL Technologies with a wealth of knowledge and experience and a solid track record in delivering and selling enterprise-level software solutions to the semiconductor manufacturing industry, “said Elie Antoun, Chairman of the Board of HPL, “ I am very glad that we are able to attract a CEO of Cary’s caliber to the company; and I am fully confident that he will put HPL on very solid ground with its customer base and lead the company to a bright future.”

“HPL has an exceptional level of domain expertise and a robust offering of software products focused on optimizing yields and accelerating the successful ramp of new processes for semiconductor and FPD customers,” said Vandenberg.  “I was fortunate to work with HPL as a customer and this experience enables me to truly understand the value of HPL’s unique combination of proven technology and process knowledge.”

HPL creates a wide range of yield optimization solutions (YOS) that enable the semiconductor and flat panel industries to enhance their overall yield. HPL Technologies offers the most complete proven yield optimization software in the market place scaling from a few users to entire global enterprise.

Except for statements of historical fact, the statements in this press release are forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, customer concentration, competition, risks associated with the acceptance of new products and product capabilities, the downturn in the semiconductor industry, the Company management, litigation that has been filed and the Company’s competitive position and potential. These factors and other risks inherent in our business are described in our Amended Annual Report on Form 10-K/A filed with the Securities and

Exchange Commission on November 8, 2002 and the Company’s most recent 10-Q report on file with the Securities and Exchange Commission. Actual results may vary materially. The Company undertakes no obligation to update forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

HPL Technologies, Inc., 2033 Gateway Place, Suite 400, San Jose, CA 95110

Michael J. Field, Telephone: (408) 501-9712